Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 14, 2007, relating to the financial statements and financial highlights which appears in the March 31, 2007 Annual Report to Shareholders of Tweedy, Browne Global Value Fund and Tweedy, Browne Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.






/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 24, 2007